EXHIBIT 11


                     TOTAL CONTAINMENT, INC.
     STATEMENT RE:  COMPUTATION OF EARNINGS (LOSS) PER SHARE
                           (Unaudited)


                                      Three months ended
                                           March 31,
                                       1997         1998
                              (In thousands, except share data)

Basic:
Average shares outstanding               4,642          4,642

   Net income (loss)               $      (442)   $       463

   Net income (loss) per share
     amount                        $     (0.10)   $      0.10

Assuming dilution
Average shares outstanding               4,642          4,642
Effect of dilutive options                  --             24

  Totals                                 4,642          4,666

  Net income (loss)                $      (442)   $       463

  Net income (loss) per share
    amount                         $     (0.10)          0.10

     The effect of dilutive options is not shown for the three month period ended March 31, 1997 since their effect would be anti-dilutive.